Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #115 dated March 17, 2005
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date: March 14, 2005

Issue Price: 100%

Original Issue Date: March 17, 2005

Principal Amount: $131,000

Maturity Date: March 15, 2023

Interest Rate: 5.250%

Interest Payment Dates: 04/15/05 & Monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 2.00%

Proceeds Before expenses: 98.00% ($128,380.00)

Survivor's Option: Yes

Redemption or Repayment: Yes

Redemption/Repayment Terms: Callable 03/15/08 and semi-annually thereafter

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MEZ9

Original Issue Discount: No


Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only

Merrill Lynch DTC Participant Number: 161